Exhibit 99.1

For Immediate Release

Contact: Paul D. Rutkowski, CFO

(215) 938-8800

Polonia Bancorp, Inc. Announces Closing of Stock Offering

and Completion of Conversion Transaction

November 9, 2012, Huntingdon Valley, PA– Polonia Bancorp, Inc. (the “Company”), the holding company for Polonia Bank, announced today that it has completed its stock offering conducted in connection with the “second step” conversion of Polonia MHC (the “MHC”), effective as of the close of business today. As a result of the closing of the conversion and offering, the Company, a Maryland-chartered corporation, is now the holding company for Polonia Bank (the “Bank”) and both the MHC and the Bank’s former mid-tier holding company, a Federally-chartered corporation known as “Polonia Bancorp,” have ceased to exist. The results of the stock offering were previously reported in the Company’s press release dated November 8, 2012.

Chairman, President and Chief Executive Officer Anthony J. Szuszczewicz said, “We appreciate the confidence that our existing and new shareholders have shown in us. We are committed to operating a strong community bank dedicated to building shareholder value by profitably meeting our customers’ needs and supporting the communities we serve.”

Beginning on Tuesday, November 13, 2012, the shares of Company common stock will trade on the Nasdaq Capital Market under the trading symbol PBCP.

Sandler O’Neill & Partners, L.P. acted as marketing agent for Polonia Bancorp in connection with the offering. Kilpatrick Townsend & Stockton LLP acted as legal counsel to Polonia Bancorp in connection with the offering.

Polonia Bancorp, Inc. is the holding company for Polonia Bank, a federal savings bank headquartered in Huntingdon Valley, Pennsylvania. Polonia Bank operates seven full-service banking offices in Philadelphia and Montgomery Counties in Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Polonia Bancorp, Inc. and Polonia Bank are engaged.

The shares of common stock of Polonia Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.